                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        AMERICAN DIVERSIFIED GROUP, INC.
                        --------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 NEVADA                               88-0292161
                 ------                               ----------
    (STATE OR OTHER JURISDICTION OF                  (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

        700 CANAL STREET, 3RD FL                          06902
              STAMFORD, CT                                -----
              ------------                              (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
----------------------------------------

                     COMPENSATION AND CONSULTING AGREEMENTS
                     --------------------------------------
                            (FULL NAME OF THE PLANS)


                               JERROLD R. HINTON
                               -----------------
                        AMERICAN DIVERSIFIED GROUP, INC.
                        --------------------------------
                           700 CANAL STREET, 3RD FL.
                           -------------------------
                               STAMFORD, CT 06902
                               ------------------
                    (NAME AND ADDRESS OF AGENT FOR SERVICES)


                                 (203) 328-3092
                                 --------------
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES UNDER THE PLAN:
       ------------------------------------------------------------------
                       AS SOON AS PRACTICABLE AFTER THIS
                    REGISTRATION STATEMENT BECOMES EFFECTIVE


                           TOTAL NUMBER OF PAGES: 14
                           -------------------------
             EXHIBIT INDEX BEGINS ON SEQUENTIALLY NUMBERED PAGE: 8

                        CALCULATION OF REGISTRATION FEE

TITLE OF                         PROPOSED          PROPOSED
SECURITIES                       MAXIMUM           MAXIMUM          AMOUNT OF
TO BE             AMOUNT TO BE   OFFERING          AGGREGATE        REGISTRATION
REGISTERED        REGISTERED     PRICE PER SHARE   OFFERING PRICE   FEE
--------------------------------------------------------------------------------
COMMON STOCK
PAR VALUE $.001   25,500,000(1)   $.025 (2)        $637,500         $205.65
--------------------------------------------------------------------------------

(1) Represents shares issued pursuant to employment and consulting agreements with certain persons and entities who have provided and are continuing to provide services to the Registrant. Additional shares may be issued to the consultants under the agreements as set forth in the Registrations Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.

(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on July 16, 1997.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

ITEM 1.  PLAN INFORMATION.

          American Diversified Group, Inc. (hereinafter "ADGI" or the "Company") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Company's common stock for services to the Company. In consideration for continuing services to the Company during the period from February, 1997 through the date hereof, and for such longer time period that the Company shall require services but lack the cash flow to compensate such persons, the Company has prepared this Form S-8 registration statement to provide for the issuance of shares under compensation plans and agreements, as described below.

          The Company, pursuant to an employment arrangement with its president/chief executive officer, Jerrold R. Hinton, has agreed to issue to Mr. Hinton 6,500,000 shares in consideration for Mr. Hinton continuing to work full time on the Company's behalf without any salary or other compensation. Mr. Hinton has worked without cash compensation from the Company since March, 1995, and has agreed to defer any salary payment under his three year employment agreement, executed in 1996, until such time as the Company shall have a positive cash flow from operations.

          The Company is issuing a total of 9,000,000 shares in lieu of other compensation, to Thomas J. Craft, Jr., Esq., his consultants and staff. Mr. Craft is the Company's corporate securities attorney, corporate secretary and a director and together with his staff has served the Company and assisting the Company in the sourcing of pharmaceuticals and diagnostic test kits, including increasing the Company's product line to include dengue fever and a rapid AIDS test kit, sourcing dengue fever and malaria vivex test kits. Mr. Craft has also been providing continuing professional services, including preparation of this registration statement and preparation of the Company's recent Annual Reports on Form 10-KSB/A, and Form 10-KSB, and its Quarterly Reports on Form 10-QSB.

          The Company has also agreed to issue 5,000,000 shares to Emerging Trends Linkages Corp. ("ETLC") in consideration for ETLC's continued services, including but not limited to the following: ETLC received from the Central Pharmacy for the Republic of Guinea orders to purchase from the Company human serum albumin and diagnostic test kits; expanding the Company's product line to include generic pharmaceutical products and vitamins pursuant to orders from the Republic of Guinea; coordinating the sourcing from third party manufacturers and suppliers of generic drugs and vitamins to fulfill the existing orders assigned to the Company by ETLC; generating purchase orders for the Company from the National Health Foundation of Brazil, State of Roraima, for dengue fever test kits and malaria vivex test kits, pursuing additional sales of pharmaceutical products in other countries in West Africa; and sending to the National

Blood Bank, Ivory Coast, on behalf of the Company, samples of blood derivative products, manufactured by The Bayer Corporation, Biological Products Division, which samples, when approved, will result in additional purchase orders for the Company. ETLC has committed to generate up to $15 million in purchase orders for the Company from sales of the above referenced generic pharmaceutical products, diagnostic test kits, blood derivative products, among others, to countries in West Africa and Brazil. In addition, ETLC has been sourcing diagnostic test kits together with the Company pursuant to a recent request for diagnostic test kit data from the Philippines.

          Further, the Company has agreed to issue 4,000,000 shares to Ms. Judith Grossman, a consultant to the Company for the past two years, in consideration for her past and continuing services to the Company, including but not limited to assisting the Company in including securing for the Company a commitment for pre-export financing from an institutional lender, securing pre-export financing from private lenders to fund purchases of products subject to the initial shipments of generic pharmaceuticals and diagnostic test kits to the Republic of Guinea, and working with ETLC in the sourcing of pharmaceutical products. The Company has agreed to issue 1,000,000 shares to Atlantic Union Distribution Ltd., 45 Crescent Road, Tilehurst, Reading, RG315AH, England, for introductions on behalf of the Company to Kuwaiti pharmaceutical distributors and potential joint venture partners in Europe during the period from in May, 1996 to the present.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          The Registrant shall provide the Consultants without charge, upon their written or oral request, the documents incorporated reference in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 700 Canal Street, 3rd Floor, Stamford, CT 06902.


                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December

31, 1995, and Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) The Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997 filed pursuant to Section 13 or 15(d) of the Exchange Act.

          (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

          (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

          The Registrant has authorized 200,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

          Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Thomas J. Craft, Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, shall be the record owner of 10,250,000 shares of Common Stock, 9,000,000 of which shares are included in this Registration Statement, which include shares issued to Mr. Craft and to his consultants and staff.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

          The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

          "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

          This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e) (ii) below:

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable

ITEM 8.  EXHIBITS:

          Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

       Exhibit 5    Opinion of Thomas J. Craft, Esq.

       Exhibit 23   Consent of Thomas J. Craft, Esq. (Contained in the Opinion)

       Exhibit 23.1 Consent of Grant-Schwartz Associates, Certified Public
                    Accountants

ITEM 9.  UNDERTAKINGS:

          The undersigned Registrants hereby undertakes:

          (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut, on the 16th day of July, 1997.


                                        /s/ Jerrold R. Hinton
                                        ---------------------
                                        By: Jerrold R. Hinton
                                        Title: President, Chief Executive
                                                Officer and Director


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:  Stamford, CT
        July 16, 1997

                                        /s/ Jerrold R. Hinton
                                        ---------------------
                                        By: Jerrold R. Hinton,
                                        Title: President, Chief Executive
                                                Officer and Director


                                        /s/ Thomas J. Craft, Jr.
                                        ------------------------
                                        By: Thomas J. Craft, Jr.
                                        Secretary and Director

                              EXHIBIT INDEX

EXHIBIT NUMBER                  ITEM
      5          Opinion of Thomas J. Craft, Esq.

     23          Consent of Thomas J. Craft, Esq. (Contained in the Opinion)

     23.1        Consent of Grant-Schwartz, Associates, Certified Public
                 Accountant